EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-149551, 333-148863, 333-148862 and 333-141793 on Form S-8 of our reports dated March 4, 2009, relating to the consolidated financial statements and financial statement schedules of Enstar Group Limited and subsidiaries and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enstar Group Limited and subsidiaries for the year ended December 31, 2008.
/s/ Deloitte & Touche
Hamilton, Bermuda
March 4, 2009